Exhibit 10.1
IN THE UNITED STATES COURT OF FEDERAL CLAIMS

ENVIRONMENTAL TECTONICS CORPORATION,	)
)
Plaintiff,	)
v.	)
)
THE UNITED STATES,	)	No.05-746C
	)	(Judge Susan G. Braden)
Defendant.	)
SETTLEMENT AGREEMENT
     For the purpose of disposing of all claims and counterclaims which were, or could have been, brought pursuant to the underlying contract, without the necessity of a trial upon the merits or further adjudication of any issue of fact or law, and without constituting an admission of liability upon the part of either party, and for no other purposes, the plaintiff and counter-claim defendant, Environmental Tectonics Corporation (ETC), and the defendant and counter-claim plaintiff, United States, mutually agree as follows:
     1. On November 19, 1997, the United States Navy (Navy) issued a solicitation requesting proposals for the design, fabrication, assembly, testing, and delivery of a pair of submarine decompression chambers (SDCs).
     2. The SDCs are part of a Submarine Decompression System, which is part of the Submarine Rescue Diving and Recompression System (SRDRS). The SRDRS is designed to rescue submariners from disabled submarines, and to provide decompression treatment if needed. Because the system must be able to quickly respond to a disabled submarine anywhere in the world, its components must be transportable by air, land, and sea.
     3. On September 25,1998, the Navy awarded Contract N47408-98-C-2103 (contract) to ETC. The contract was funded in phases: Contract line item numbers (CLINs) 0001-0007, relating to the preliminary design, were awarded for a total of $839,536.58; Contract modification P00004 exercised CLINs 0008-0032, relating to the final design and manufacturing, for an additional amount of $2,401,807.00.
     4. The contract required final delivery within two years after contract award. Contract modifications increased the contract by $189,960.58 to $3,431,304.16, and extended the completion date to August 31, 2003.
     5. On May 6, 2003, ETC submitted a certified claim in the amount of $5,166,401. ETC submitted claim amendments on August 6, 2003, January 6, 2004, and April 28, 2004, increasing the total of the claim to $6,028,093. All of ETC’s claim amounts included an estimate of the cost to complete the project.
     6. According to ETC’s certified claim, ETC experienced direct and indirect costs as the result of uncompensated changes made to the contract by the Navy. These changes were allegedly the result of defective and deficient contract drawings and specifications and deficient contract administration.
     7. On July 22, 2004, the contracting officer issued a final decision denying ETC’s certified claim in full.
     8. On July 11, 2005, ETC filed a complaint in the United States Court of Federal Claims, in which it sought $9,109,617.50. The technical issues raised in ETC’s complaint included the following categories: (1) issues relating to the Navy’s reduction of the maximum weight of the SDCs by approximately seven percent shortly after the award of the contract; (2) issues related to the fact that, instead of having to design and test one SDC and then fabricate two, ETC was required to design and test two SDCs; (3) issues related to the space constraints imposed by the SDCs; (4) out-of scope work; and (6) defective specifications, ETC also sought damages for delay in association with all counts dealing with technical issues. On May 16, 2006, following the filing of the Government’s motion to dismiss elements of ETC’s complaint, ETC filed an amended complaint which dropped its claims for liquidated damages and attorney fees. ETC sought $7,995,398,00 in its amended complaint.
     9. On June 4, 2007, the Government filed a motion to amend its answer to ETC’s amended complaint to assert counterclaims against ETC, pursuant to the Special Plea in Fraud, 28 U.S.C. § 2514, the anti-fraud provision of the Contract Disputes Act, 41 U.S.C., § 604, and the False Claims Act, 31 U.S.C., § 3729, based upon the Government’s allegations that ETC submitted false and fraudulent claims under its contract with the Navy.
     10. On June 14, 2007, the Court granted the Government’s motion to amend its answer. On June 14, 2007, the Government filed its answer to the amended complaint, in which the Government asserted counterclaims in fraud against ETC.
     11. On June 26, 2007, ETC and the Government filed a joint motion to dismiss with prejudice ETC’s amended complaint By order dated June 28, 2007, the Court granted the motion to dismiss.
     12. ETC and the United States entered into negotiations in an attempt to resolve all counterclaims which were brought pursuant to the underlying contract.
     13. In exchange for the Government agreement to dismiss the counterclaims raised in this case, and its agreement to waive potential claims for re-procurement costs, ETC has offered to pay to the Government a sum of three million, five hundred and fifty thousand dollars ($3,550,000) (Settlement Amount).
     14. The offer referenced in paragraph 13 has been accepted upon behalf of the Attorney General.
     15. Pursuant to this Settlement Agreement, ETC shall pay to the United States the Settlement Amount of $3,550,000 in three separate installment payments. The first installment in the amount of $1,275,000 shall be paid within ten days of receipt by ETC of a fully executed copy of this Settlement Agreement by electronic funds transfer to the Department of Justice in accordance with the “Instructions and Codes for Electronic Funds Transfer to The United States Government,” a copy of which has been previously furnished by the United States to counsel for ETC, and receipt of which is hereby acknowledged. The second installment, in the amount of $1,275,000, shall be paid within two-months after the payment of the first installment. The third installment, in the amount of $1,000,000, shall be paid within one month after the payment of the second installment.
     16. Upon receipt of the first installment payment of $1,275,000, the United States agrees to stipulate to the dismissal with prejudice of the counterclaims in this action.
     17. If ETC fails to make payment in full of any installment payment when due in accordance with this Settlement Agreement, upon written notice to ETC, the United States may proceed to have ETC’s obligation to pay the remaining balance of the Settlement Amount, plus interest from the due date, reduced to judgment by the United States Court of Federal Claims or any appropriate United States District Court. In such instance, ETC authorizes any Department of Justice attorney authorized to practice before the United States Court of Federal Claims or the appropriate United States District Court to confess judgment against ETC in favor of the United States for the full amount of the remaining balance of the Settlement Amount, plus interest and attorney fees.
     18. ETC agrees that the United States is entitled to recover from ETC the attorney fees and costs incurred by the United States in the event of any default, enforcement action, or other efforts reasonably deemed necessary by the United States to collect any of the amounts due under this Settlement Agreement. The procedure described in paragraph 17 shall constitute the United States’ sole remedy in the event that ETC fails to make payment as specified in this Settlement Agreement.
     19. ETC warrants and represents that no other suit or action with respect to the claims of ETC against the United States or its agents in this case are pending or will be filed in or submitted to any court, administrative agency, or legislative body, including, but not limited to, the Government Accountability Office. ETC further warrants and represents that it is the sole owner of the claims involved in this case and that it has made no assignment or transfer of all or any part of its rights arising out of the present suit.
     20. This agreement does not release ETC from (a) any administrative action for suspension or debarment; (b) any criminal liability; or (c) any claim for express or implied warranty under the contract, unless expressly released herein. In the event that ETC asserts any other claim under the contract that is not resolved by this settlement agreement, the United States expressly reserves its right to assert as a defense to such claim the Special Plea in Fraud, 28 U.S.C. § 2514, and any other applicable defenses.
     21. Claims arising from the breach of this Settlement Agreement are specifically excluded and reserved from the scope and terms of this Settlement Agreement.
     22. ETC releases, waives, and abandons all claims against the United States arising out of, or related to, the contract, irrespective of whether those claims were asserted in the Court of Federal Claims, including any claims for interest, costs, attorney fees, and expenses. The United States releases, waives, and abandons, for the conduct alleged in the counterclaims, any civil or administrative monetary claims it may have against ETC under the False Claims Act, 31 U.S.C. §§ 3729-3733, the Contract Disputes Act, 41 U.S.C. § 604, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, common law theories of payment by mistake, unjust enrichment, breach of contract and fraud, and the Special Plea in Fraud statute, 28 U.S.C. § 2514.

     23. ETC agrees that all costs incurred by or upon behalf of ETC, and its present and former officers, directors, employees, shareholders, and agents in connection with: (1) ETC’s preparation, submission, negotiation and appeal of its claim to the Navy; (2) ETC’s preparation, filing, and litigation of this lawsuit; (3) the Government’s audit and investigation of the matters covered by this settlement agreement; (4) ETC’s investigation and defense related to the Government’s counterclaims; (5) the negotiation of this settlement agreement; and (6) all other matters covered by this settlement agreement, including costs and attorneys fees, constitute unallowable costs as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47, for Government contracting purposes. ETC shall separately account for these costs.
     24. The parties agree that this Settlement Agreement may not be altered, amended, modified, or otherwise changed except by a writing duly executed by the authorized representatives of the United States and ETC.
     25. Except as necessary to effectuate its terms, this Settlement Agreement shall not bind the parties and shall not be cited or otherwise referred to in any proceedings, whether judicial or administrative in nature, in which the parties or counsel for the parties have or may acquire an interest.
     26. William Mitchell, Sr. represents that he has been and is authorized to enter into this agreement upon behalf of ETC.
     27. This document constitutes a complete integration of the agreement between the patties and supercedes any and all prior oral or written representations, understandings or agreement among or between them.
     28. The date of this Settlement Agreement is the latest date in time with respect to the signature lines below.

/s/Jeffrey S. Bucholtz
JEFFREY S. BUCHOLTZ
Acting Assistant Attorney General

/s/ Jeanne E. Davidson
JEANNE E. DAVIDSON
Director

ENVIRONMENTAL TECTONICS	/s/ Franklin E. White, Jr.
CORPORATION	FRANKLIN E. WHITE, JR.
By: /s/ William Mitchell, Sr.	Assistant Director
William Mitchell, Sr.

/s/ Leslie Cayer Ohta LESLIE CAYER OHTA
Trial Attorney
Commercial Litigation Branch, Civil Division
Department of Justice

100 L Street, N.W.
Washington, DC 20530

Attorneys for Defendant

Dated: February 22, 2008	Dated: February 21, 2008

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